UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 29, 2012 (May 28, 2012)

Endo Health Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA	19317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 28, 2012, the Registrant’s wholly owned subsidiary Endo Pharmaceuticals Inc. (“Endo”) entered into a Settlement and License Agreement (the “Settlement Agreement”) among Endo, Teikoku Pharma USA, Inc. (“TPU”), Teikoku Seiyaku Co., Ltd. (“TSC” and together with TPU, “Teikoku”), on the one hand, and Watson Laboratories, Inc. (“Watson”), on the other hand. The Settlement Agreement settles all ongoing patent litigation among the parties relating to Watson’s generic version of Lidoderm®. Under the terms of the Settlement Agreement, the parties dismissed their respective claims and counterclaims without prejudice.

As part of the settlement, Watson agreed not to challenge the validity or enforceability of Endo’s and Teikoku’s patents relating to Lidoderm (collectively, the “Lidoderm Patents”) with respect to Watson’s generic version of Lidoderm. Watson also agreed not to sell its generic version of Lidoderm until it receives approval of the U.S. Food and Drug Administration (the “FDA”) and in any event no sooner than September 15, 2013, except in limited specific circumstances (such date being the “Start Date”). Endo and Teikoku agreed to grant Watson a license under the Lidoderm Patents permitting the sale of generic Lidoderm upon the Start Date in the United States, including its territories, possessions and Puerto Rico (the “Territory”). The license to Watson is exclusive as to Endo’s launch of an authorized generic version of Lidoderm until the earlier of 1) the introduction of a generic version of Lidoderm by a company other than Watson, or 2) seven and a half months after Watson launches its generic version of Lidoderm. Endo will receive a 25% royalty of Watson’s gross profit of its generic version of Lidoderm during any period during which Watson is the exclusive generic on the market.

Additionally, the Settlement Agreement provides that Endo and Teikoku will provide, at no cost, to Watson’s wholesaler affiliate branded Lidoderm product for Watson’s wholesaler affiliate’s distribution, subject to certain terms and conditions as follows:

•

Beginning on January 1, 2013 through August 1, 2013, Endo and Teikoku will provide branded Lidoderm of value totaling $12 million (valued at the then-prevailing wholesale acquisition cost) each month. The obligation of Endo and Teikoku to provide this branded product at no cost terminates immediately upon the launch of a third party’s generic version of Lidoderm in the Territory.

•

In the event Watson does not receive final FDA approval of its generic version of Lidoderm by January 1, 2014, then beginning on January 1, 2014 through December 1, 2014, Endo and Teikoku will provide branded Lidoderm product of value totaling $6.7 million (valued at the then-prevailing wholesale acquisition cost) each month. The obligation of Endo and Teikoku to provide this branded product at no cost terminates immediately upon the earlier of (a) the final approval of FDA of Watson’s generic product or (b) the launch of a third party’s generic version of Lidoderm in the Territory.

•

In the event Watson does not receive final FDA approval of its generic version of Lidoderm by January 1, 2015, then beginning on January 1, 2015 through September 1, 2015, Endo and Teikoku will provide branded Lidoderm product of value totaling $7.1 million (valued at the then-prevailing wholesale acquisition cost) each month. The obligation of Endo and Teikoku to provide this branded product at no cost terminates immediately upon the earlier of (a) the final approval of FDA of Watson’s generic product or (b) the launch of a third party’s generic version of Lidoderm in the Territory.

The company expects to take a charge in reported earnings in the second quarter of 2012, which could be material, primarily related to the fair value on a probability adjusted basis of branded Lidoderm product to be provided to Watson under the terms of the Settlement Agreement.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety to the full text of the Settlement Agreement, which is filed as an exhibit to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

10.1	Settlement and License Agreement by and among Endo Pharmaceuticals Inc., Teikoku Pharma USA, Inc. Teikoku Seiyaku Co., Ltd. and Watson Laboratories, Inc.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO HEALTH SOLUTIONS INC.
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: May 29, 2012

EXHIBIT INDEX

10.1	Settlement and License Agreement by and among Endo Pharmaceuticals Inc., Teikoku Pharma USA, Inc. Teikoku Seiyaku Co., Ltd. and Watson Laboratories, Inc.

99.1	Press Release